Dynex Capital, Inc.




-
                                     Notice of Annual Meeting of Stockholders
                                                        and
                                                  Proxy Statement


                                          Annual Meeting of Stockholders
                                                   June 27, 2000

                                   DYNEX CAPITAL, INC.




                                                                April 28, 2000






To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Dynex Capital, Inc. (the "Company") to be held in The Atrium at the Highwoods I building located at 10900 Nuckols Road, Glen Allen, Virginia on Tuesday, June 27, 2000, at 2:00 p.m. Eastern time.

     The business of the meeting is to consider and act upon (i) the election of Directors of the Company; and (ii) approve the appointment of Deloitte & Touche LLP, independent certified public accountants, as auditors for the Company. Information relating to these proposals is set forth in the Proxy Statement attached.

     While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy which will enable you to vote your shares on the issues to be considered at the Annual Meeting even if you are unable to attend. All you need to do is mark the proxy to indicate your vote, date and sign the proxy, and return it in the enclosed postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with management's recommendations, you need not mark your votes on the proxy but need only sign, date and return the proxy in the enclosed postage-paid envelope in order to record your vote.

                                                   Sincerely,



                                                   Thomas H. Potts
                                                   President

                                                 DYNEX CAPITAL, INC.

                                                10900 Nuckols Road
                                            Glen Allen, Virginia 23060
                                                  (804) 217-5800
                                           ____________________________

                                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



To Our Stockholders:

     The Annual Meeting of Dynex Capital, Inc. (the "Company") will be held in The Atrium at the Highwoods I building located at 10900 Nuckols Road, Glen Allen, Virginia on Tuesday, June 27, 2000, at 2:00 p.m. Eastern time, to consider and act upon the following matters:

     1. The election of Directors of the Company; 2. The appointment of Deloitte & Touche LLP, independent certified public accountants, as auditors for the Company; and 3. Such other business as may properly come before the Annual Meeting.

     Only stockholders of record at the close of business on April 20, 2000, the record date, will be entitled to vote at the Annual Meeting.

     Management desires to have maximum representation at the Annual Meeting and respectfully requests that you date, execute and promptly mail the enclosed proxy in the accompanying postage-paid envelope. A proxy may be revoked by a stockholder by notice in writing to the Secretary of the Company at any time prior to its use, by presentation of a later-dated proxy, or by attending the Annual Meeting and voting in person.

                                        By order of the Board of Directors



                                        Lynn K. Geurin
                                        Secretary




Dated:  April 28, 2000

     Directions from the North on Interstate 95: Take the Interstate 295 West-Charlottesville exit. Travel approximately 8.5 miles on Interstate 295 West towards Charlottesville. Take the Nuckols Road-South Exit. Travel approximately
0.3 mile. Turn left at first light. Turn at first right into the parking lot of the Highwoods I building. The Atrium is located on the first floor.

     Directions from the airport: (In regards to the map above - Interstate 64 should be used as a reference point only) As you leave the airport on 156
North-Airport Drive follow the "to 295-North" signs. You will pass the Interstate 64 East and West exits and the Interstate 295 South exit. After these exits, continue on 156 North-Airport Drive approximately 2.5 miles. Take the "295 North to 95-North and 64-West" exit North towards Washington. Stay on Interstate 295 North for approximately 19.5 miles. Take the Nuckols Road-South exit. Travel approximately 0.3 mile. Turn left at first light. Turn at first right into the parking lot of the Highwoods I building. The Atrium is located on the first floor.

     Directions from the South or Downtown: Take Interstate 64 West to Interstate 295 towards Washington. Take the first exit - Nuckols Road South. Travel approximately 0.3 mile. Turn left at first light. Turn at first right into the parking lot of the Highwoods I building. The Atrium is located on the first floor.

                       DYNEX CAPITAL, INC.
                       10900 Nuckols Road
                   Glen Allen, Virginia 23060
                         (804) 217-5800
                  ____________________________

                        PROXY STATEMENT
                 ANNUAL MEETING OF STOCKHOLDERS
                         June 27, 2000

To Our Stockholders:

     This Proxy Statement is furnished with the solicitation by the Board of Directors of Dynex Capital, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company to be held in The Atrium at the Highwoods I building located at 10900 Nuckols Road, Glen Allen, Virginia on Tuesday, June 27, 2000, at 2:00 p.m. Eastern time. The Annual Meeting is being held for the purposes set forth in the accompanying notice of Annual Meeting of Stockholders. This Proxy Statement, the accompanying proxy card and the notice of Annual Meeting are being provided to stockholders beginning on or about May 8, 2000.

                                                 GENERAL INFORMATION

Solicitation

     The enclosed proxy is solicited by the Board of Directors of the Company. The costs of this solicitation will be borne by the Company. Proxy solicitations will be made by mail, and also may be made by personal interview, telephone and telegram by Directors and officers of the Company. Brokerage houses and nominees will be requested to forward the proxy soliciting material to the beneficial owners of the Company"s common stock and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to such beneficial owners. Additionally, the Company has engaged the firm of MacKenzie Partners, Inc., New York, New York, to conduct proxy solicitations on its behalf at a cost estimated to be $5,000, plus reasonable out-of-pocket expenses.

Voting Rights

     Holders of shares of the Company's common stock at the close of business on April 20, 2000, the record date, are entitled to notice of, and to vote at, the Annual Meeting. On that date 11,444,188 shares of common stock were outstanding. Each share of common stock outstanding on the record date is entitled to one vote on each matter presented at the Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the Annual Meeting.

Voting of Proxies

     Shares of common stock represented by all properly executed proxies received in time for the Annual Meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted FOR the election of the nominees named in this Proxy Statement as Directors, and FOR the appointment of Deloitte & Touche LLP as the Company's auditors.

     The management and the Board of Directors of the Company know of no matters to be brought before the Annual Meeting other than as set forth herein; no stockholder proposals were received by the Company for inclusion of such proposals in this Proxy Statement.

Revocability of Proxy

     The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to the Secretary of the Company that the proxy is revoked, by presenting to the Company a later-dated proxy executed by the person executing the prior proxy, or by attending the Annual Meeting and voting in person.

Annual Report on Form 10-K

     The Annual Report on Form 10-K, including financial statements for the year ended December 31, 1999, which are being mailed to stockholders together with this Proxy Statement, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials.


                                                  ELECTION OF DIRECTORS
General

     Four Directors of the Company, constituting the entire Board of Directors, are to be elected at the Annual Meeting to serve until the next annual meeting and until their successors are elected and duly qualified. Mr. J. Sidney Davenport, Mr. Thomas H. Potts, Mr. Barry S. Shein and Mr. Donald B. Vaden have been nominated by the Board of Directors for re-election to the Board of Directors at the Annual Meeting. Unless authorization is withheld, the persons named as proxies will vote FOR the election of the nominees of the Board of Directors named above. Each nominee has agreed to serve if elected. In the event any nominee shall unexpectedly be unable to serve, the proxies will be voted for such other person as the Board of Directors may designate. Selected biographical information regarding each nominee is set forth below.


Vote Required; Board Recommendation

     The four directors will be elected by a favorable vote of a plurality of the shares of stock represented and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of each of the four nominees named below as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares represented by the proxies will be voted for another person or persons designated by the Company's Board of Directors. In no event will the proxies be voted for more than four directors.

     J. Sidney Davenport, 58, has been a Director of the Company since its organization in December 1987. Mr. Davenport retired from The Ryland Group, Inc., a publicly-owned corporation engaged in residential housing construction and mortgage-related financial services, where he was a Vice President from March 1981 to January 1998. Mr. Davenport was Executive Vice President of Ryland Mortgage Company from April 1992 to January 1998. Mr. Davenport served as a Director of Mentor Income Fund, Inc., a publicly-traded closed-end mutual fund, from June 1992 to August 1993.

     Thomas H. Potts, 50, has been President and a Director of the Company since its organization in December 1987. Prior to that, Mr. Potts served in various positions on behalf of The Ryland Group, Inc. Mr. Potts served as Treasurer of The Ryland Group, Inc. from May 1987 until April 1992, Executive Vice President of Ryland Acceptance Corporation ("Ryland Acceptance") from November 1987 until April 1992, and Executive Vice President of Ryland Mortgage Company from April 1991 until April 1992, and previously Senior Vice President. Mr. Potts also served as President and Director of Mentor Income Fund, Inc. from its inception in December 1988 until June 1992.

     Barry S. Shein, 60, has been a Director of the Company since June 1998. Mr. Shein has been the President and owner of The Commodore Corporation since 1990. The Commodore Corporation is a manufactured home producer, operating six manufacturing facilities located in the eastern half of the U.S. From 1978 to 1990, Mr. Shein served as an officer of The Equity Group in Illinois, a multi-faceted real estate owner and investor. Mr. Shein is also a non-practicing certified public accountant.

     Donald B. Vaden, 65, has been a Director of the Company since January 1988. In March 1995, Mr. Vaden resumed practicing law specializing in mediation and arbitration, and is certified for general and family mediation by the Supreme Court of Virginia. He serves as a director of the Virginia Mediation Network, Inc. He is the retired past Chairman of Residential Home Funding Corporation where he served from December 1992 until February 1995.






Information Concerning the Board of Directors

     Mr. Richard C. Leone resigned as a member of the Board of Directors of the Company, effective as of March 6, 2000. The remaining members of the Board of Directors did not fill the vacancy created by Mr. Leone and the number of directors was reduced to four from five.

     The members of the Audit Committee during 1999 were Mr. Davenport, Mr. Shein and Mr. Vaden. The Audit Committee reviews and approves the scope of the annual internal audit undertaken by the Company's independent certified public accountants, which is out-sourced to PricewaterhouseCoopers LLP ("Pricewaterhouse", and meets with them on a regular basis to review the progress and results of their work as well as any recommendations they may make. The annual internal audit performed by Pricewaterhouse is in addition to the annual audit performed by the Company's independent certified public accountants, Deloitte & Touche LLP. is in addition to the annual audit performed by Deloitte & Touche LLP. The Audit Committee held three regular meetings in 1999. The Board of Directors also had a Compensation Committee during 1999 with the members being Mr. Davenport, Mr. Leone, Mr. Vaden and Mr. Shein. The Compensation Committee met three times in 1999. The Company has no other standing committees of the Board of Directors.

     The Board of Directors held four regular meetings and thirteen special meetings in 1999. During this period, each of the Directors attended at least 75% of these meetings of the Board of Directors and the committees on which he served.

     The Directors who are not employed by the Company (the "Outside Directors") receive an annual fee of $25,000 per year, plus $500 for each meeting of the Board of Directors, or a committee thereof, they attend. In addition, these Directors are reimbursed for expenses related to their attendance at Board of Directors and committee meetings.

     In 1995, the Company adopted the 1995 Directors Stock Incentive Plan (the "Directors Plan") pursuant to which Directors of the Company as of May 1, 1995, who were not employees of the Company or its affiliates, each received an initial grant of 1,750 Stock Appreciation Rights ("SARs"). Under the Directors Plan, new Directors receive an initial grant of 1,250 SARs. Subsequent to these initial grants, eligible Directors are granted 552.50 SARs annually. The exercise price of the SARs is equal to the market value of the Company's common stock on the date of each grant. The SARs may be settled only in cash. As authorized by the Directors Plan, on May 1, 1999, each eligible Director received a grant of 552.50 SARs.

                                                OWNERSHIP OF COMMON STOCK

     The table below sets forth, as of December 31, 1999, the number of shares of common stock beneficially owned by owners of more than five percent of the Company's common stock outstanding, each Director of the Company, the President, each of the other four executive officers named in the Summary Compensation Table under "Management of the Company", and the number of shares beneficially owned by all of the Company's Directors and executive officers as a group. To the Company's knowledge, no other person beneficially owns more than 5% of the outstanding shares of common stock. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares beneficially owned. The address of each Director of the Company is the same as the Company's address.

            Name of                                       Amount and Nature of         Percent of
      Beneficial Owner                                     Beneficial Ownership     Common Stock
      J. Sidney Davenport                                         25,356                    *
      Richard C. Leone                                               800 (1)                *
      Thomas H. Potts                                            408,579 (2)                3.57%
      Barry S. Shein                                                   0                    *
      Donald B. Vaden                                              7,798 (3)                *
      Lynn K. Geurin                                               9,779 (4)                *
      Brian K. Murray                                             18,162 (5)                *
      William Robertson                                            1,461 (6)                *
      William H. West, Jr.                                         2,232                    *
      Wallace R. Weitz & Company (7)                           1,504,113                   13.14%
      Verde Reinsurance Company, Ltd. and
          Verde Investments, Inc., as a group (8)                974,550                    8.52%
      Wellington Management Company, LLP (9)                     628,700                    5.49%

      All Directors and executive officers as a group            474,167                    4.14%

*     Less than 1% of the outstanding shares of common stock.

     (1) Includes 150 shares of common stock owned of record by such person's children.

     (2) Includes 9,077 shares of common stock owned of record by such person's children and spouse.

     (3) Includes 583 shares of common stock owned of record by such person's spouse.

     (4) Includes 500 shares of common stock owned of record by such person's spouse.

     (5) Includes 1,795 shares of common stock owned of record by such person's children. Mr. Murray resigned as an officer of the Company, effective as of November 11, 1999, commensurate with the sale of the Company's model home business.

     (6) Includes 865 shares of common stock owned of record by such person's children and spouse. Mr. Robertson resigned as an officer of the Company, effective December 17, 1999, commensurate with the sale of the Company's manufactured housing lending business.

     (7) Address: 1125 South 103rd Street, Suite 600, Omaha, NE 68124-6008. Shares are held with sole power to dispose thereof.

     (8) Address: 2525 E. Camelback Road, Suite 1150, Phoenix, AZ 85016. Shares are held with shared power to dispose thereof.

     (9) Address: 75 State Street, Boston, MA 02109. Shares are held by various clients of Wellington Management, each having power to dispose thereof.



                                                MANAGEMENT OF THE COMPANY

     The executive officers of the Company and their positions are as follows:
    Name                    Age        Position(s) Held
    Thomas H. Potts          50        Director and President
    Lynn K. Geurin           43        Executive Vice President, CFO, Secretary
    William H. West, Jr.     36        Executive Vice President

     The executive officers serve at the discretion of the Company's Board of Directors. Biographical information regarding Mr. Potts is provided above. Information regarding the other executive officers of the Company is set forth below:

     Lynn K. Geurin has served as Executive Vice President and Chief Financial Officer of the Company since April 1992 and Secretary since February 1995. From December 1987 until April 1992, Ms. Geurin served as Secretary and Treasurer of the Company. From September 1987 until June 1992, she also served as Controller of Ryland Acceptance and its subsidiaries. Ms. Geurin served as Secretary and Treasurer of Mentor Income Fund, Inc. from December 1988 until June 1992.

     William H. West, Jr. has served as Executive Vice President, Portfolio Management, since July 1996. Since January 1999, Mr. West has also served as Executive Vice President of Commercial Real Estate Lending. From October 1995 until June 1996, Mr. West served as Managing Director and Co-Head of the Fixed Asset Income Investment department at Mentor Investment Group, a unit of First Union Securities. From August 1993 until October 1995, he served as Vice President/Portfolio Manager at Mentor Investment Group. From December 1990 until August 1993, he served as Vice President/Portfolio Manager for Ryland Capital Management.

     In July 1995, the Securities and Exchange Commission ("SEC") approved the settlement of its investigation with respect to a 1992 purchase of the Company's common stock by the Company's President, Thomas H. Potts. In connection with such settlement, the SEC filed a complaint in the United States District Court for the District of Maryland, and Mr. Potts agreed to (i) entry of an injunction permanently enjoining him from violating Section 10(b) of the Act, (ii) pay a civil penalty, and (iii) disgorge the implied profit on the purchase plus interest. The Company concurred with Mr. Potts' decision to settle this matter. Mr. Potts has been a consistent purchaser of the Company's stock throughout his tenure with the Company, has never sold shares of the Company's stock and made the April 1992 purchases as a long-term investor. The Company does not expect this settlement to have any impact on the Company or the fulfillment of Mr. Potts' responsibilities as President.



Executive Compensation

     The Summary Compensation Table on the following page includes individual compensation information on the President and the four other most highly compensated executive officers ("Named Officers") during 1999, 1998 and 1997.

                                                Summary Compensation Table

                                                                                Long-Term
                                                                             Compensation       All Other
                                                                                Awards         Compensation
                                                                           -------------------------
Name and                                  Annual Compensation (1)                SARs
                                       -------------------------------
                                       -------------------------------
    Principal Position        Year      Salary ($)       Bonus ($)            (#) (2)           ($) (3)
--------------------------   --------  --------------  ---------------  ------------------  --------------
Thomas H. Potts               1999        $315,000               $0 (4)        34,815          $34,882
President and                 1998         310,000                0            13,978           30,948
Director                      1997         299,000          228,000            14,510           46,447

Lynn K. Geurin                1999         170,000                0 (4)        11,743           30,155
Executive Vice                1998         166,667           90,716             4,715           39,113
President                     1997         156,667          104,810             4,835           30,500

Brian K. Murray (5)           1999         119,808           70,000             5,803           24,345
Senior Vice President         1998         169,191           77,625             3,254           37,331
                              1997         154,667          100,000             2,848           19,838

William Robertson (6)         1999         170,000                0                 0           47,154
Executive Vice                1998         166,667           97,856             2,829           38,755
President                     1997         156,667           79,900             2,903           15,611

William H. West, Jr.          1999         180,000                0 (4)         9,948           23,452
Executive Vice                1998         156,875           44,996             2,840           21,114
President                     1997         141,667           58,269             2,630            7,340


     1) Does not include perquisites and other personal benefits, securities or property where the aggregate amount of suchcompensation to an executive officer is the lesser of either $50,000 or 10% of annual salary and bonus.


     2) Stock Appreciation Rights ("SARs"). Amounts have been adjusted for the 1-for-4 stock split,effective August 1999.

     3) Amounts for 1999 for Mr. Potts and Ms. Geurin consist of matching and profit sharing contributions to the Company's 401(k) Plan and 401(k) Overflow Plan in the amount of $34,030 and $29,932, respectively. Amounts for 1999 for Mr. Potts and Ms. Geurin also consist of Group Term Life Insurance in the amount of $852 and $223, respectively. Amounts for 1999 for Mr. Murray, Mr. Robertson and Mr. West consist of matching and profit sharing contributions to the 401(k) Plan and 401(k) Overflow Plan in the amount of $24,223, $46,252 and $23,297 respectively. Amounts for 1999 for Mr. Murray, Mr. Robertson and Mr. West also consist of Group Term Life Insurance in the amount of $122, $902 and $155, respectively.

     4) In lieu of cash bonus, the Compensation Committee awarded, during January 2000, stock options to Mr. Potts, Ms. Geurin and Mr. West in the amount of 94,500, 51,000 and 54,000, respectively. The stock options have a strike price of $8.8125, a three year term, and a vesting period of one year (which may
be       reduced        upon       certain        special        circumstances).

     5) Brian K. Murray had served as Senior Vice President, Specialty Finance Lending, since October 1997. Mr. Murray resigned as an officer of the Company, effective as of November 11, 1999, commensurate with the sale of the Company's model home business.

     6) William Robertson had served as Executive Vice President, Manufactured Housing Lending since November 1995. Mr. Robertson resigned as an officer of the Company, effective as of December 17, 1999, commensurate with the sale of the Company's manufactured housing lending business.


                                Aggregated SAR Exercises In Last Fiscal Year
                                        And Year-End SAR Value Table

     The table below presents the total number of SARs exercised by the Named Officers in 1999 and held by the Named Officers at December 31, 1999 (distinguishing between SARs that are exercisable as of December 31, 1999 and those that had not become exercisable as of that date) and includes the aggregate amount by which the market value of the SARs (including related Dividend Equivalent Rights ("DERs")) exceeds the exercise price at December 31, 1999.

                                                                                              Value of Unexercised
                          SARs Exercised                Number of Unexercised                     in-the-money
                              in 1999                      SARs at 12-31-99                  SARs at 12-31-99 (1) (2)
                   ------------------------------ -----------------------------------  -------------------------------------
                      Number           Value
                      of SARs        Realized      Exercisable      Unexercisable      Exercisable       Unexercisable
                   --------------  -------------- --------------   ----------------    -------------    -----------------
Thomas H. Potts                0              $0         52,463             65,507          $85,523              $24,819

Lynn K. Geurin                 0               0         16,089             21,681           25,705                7,641

Brian K. Murray            6,642          13,653              -                  -                -                    -

William Robertson          3,359           2,805              -                  -                -                    -

William H. West,               0               0          2,460             14,358            1,680                1,873
Jr.



     1) Includes related DERs.

     2) Based on the closing price of $6.44 on the New York Stock Exchange ("NYSE") of the Company's common stock on that date.



                                              SAR Grants In Last Fiscal Year

     The following table provides information related to SARs granted to the Named Officers during fiscal 1999.

                                                  Individual Grants
                      --------------------------------------------------------------------------
                                       Percentage of                                        Potential Realizable Value
                                        Total SARs                                           at Assumed Annual Rates
                       Number of        Granted to          Exercise                        of Stock Price Appreciation
                          SARs         Employees in          Price         Expiration            for SAR Term (1)
                                                                                           ------------------------------
Name                  Granted (2)       Fiscal 1999      ($ per share)        Date            5% ($)         10% ($)
------------------    -------------   ----------------   ---------------   ------------    -------------  ---------------
Thomas H. Potts            139,260             31.12%            $14.00        12/2005         $930,866       $2,229,586

Lynn K. Geurin              46,970             10.50%            $14.00        12/2005          313,965          752,001

Brian K. Murray             23,210              5.20%            $14.00            (3)                0                0

William Robertson                0              0.00%                 -              -                0                0

William H. West,            39,790              8.89%            $14.00        12/2005          265,971          637,048
Jr.


------------------------------------------------------------------------------------------------------------------------------
1) During  1999,  no DERs  accrued.  Assumes a 5% and 10%  annual  rate of stock appreciation  for the SAR  term,  and a stock  price at the  expiration  date of
$20.61 and $16.01, respectively.

     2) The SARs, which were granted under the Company's Incentive Plan and have an exercise price equal to the closing price of the Company's common stock on the NYSE on the date of grant, become exercisable in annual 20% increments from the date of grant.

     3) Terminated ninety days subsequent to the resignation date of this officer.


Employment Agreements

     Mr. Potts has entered into an employment agreement with the Company, effective September 30, 1994. The employment agreement has a term of seven years. Pursuant to his employment agreement, Mr. Potts agreed to devote his full business time and efforts to the business of the Company. Mr. Potts currently receives a base salary of $315,000 per annum; such base salary is subject to normal periodic review at least annually by the Compensation Committee based on the salary policies of the Company and Mr. Potts' contributions to the Company. Mr. Potts is also entitled to receive incentive compensation as approved by the Compensation Committee.

     The employment agreement will terminate in the event of Mr. Potts' death or total disability, may be terminated by the Company with "cause" (as defined therein) or for any reason other than cause, and may be terminated by the resignation of Mr. Potts. If the employment agreement is terminated by the Company for any reason other than cause, total disability or death, then the Company shall pay to Mr. Potts his salary and benefits through the expiration date. The employment agreement contains certain covenants, among other things, by Mr. Potts requiring him to maintain the confidentiality of information relating to the Company and restricting his ability to compete with the Company.

     The Company has no other employment agreements with its executive officers.

Compensation Committee Report

     The Compensation Committee of the Company's Board of Directors, which is comprised exclusively of directors who are not employees of the Company, administers the Company's executive compensation program. All issues pertaining to executive compensation are reviewed and approved by the Compensation Committee.

     The Compensation Committee believes that executive compensation should reward long-term value created for stockholders and reflect the business strategies and long-range plans of the Company. The guiding principles in regard to compensation are (i) to attract and retain key high caliber executives, (ii) to provide levels of compensation competitive with those offered by the Company's competitors, (iii) to motivate executives to enhance long-term stockholder value by linking stock performance (on a total return basis) with long-term incentive compensation, and (iv) to design a long-term compensation program that leads to management retention.

     Executive officer compensation is based on three principal components: base salary, annual bonus, and SARs (and related DERs) granted under the Company's Incentive Plan. The base salaries of executive officers, including Mr. Potts, are determined annually by the Compensation Committee. Base salary is intended to be set at a level competitive with the amounts paid to the management of companies with similar business structure, size and marketplace orientation, with additional emphasis on professional experience.

     In accordance with the Company's philosophy that the compensation package of the executive officers be directly and materially linked to operating performance and the total return of the Company's common stock, the bonus component of annual compensation is directly tied to the achievement of pre-established target earnings per share goals established by the Compensation Committee. In addition, the payment of a portion of the annual bonus for each executive officer may depend upon the attainment of planned objectives established at the beginning of the year specifically for that executive. Whether or not an executive officer earns a bonus in any year is determined based upon the achievement of these earnings goals and specific objectives. Partial bonuses may be awarded for partial completion of planned objectives and the achievement of earnings above a minimum level but lower than the target. For executive officers, the maximum percentage of base salary payable as bonus ranges from 50% to 75%. Mr. Potts' maximum potential bonus is 75% of base salary. Mr. Potts' compensation is heavily weighted toward attainment of long-term value through the Incentive Plan awards. Each year the President establishes bonus programs for all executive officers (other than himself) in the first quarter. The Compensation Committee reviews and approves the plans at their annual Compensation Committee meeting.

     The Company also uses SARs and related DERs to align the long-range interest of its executive officers with the interests of stockholders. The amount of SARs that are granted to executive officers is determined by the Compensation Committee, taking into consideration the officer's position with the Company, overall individual performance, and an estimate of the long-term value of the SARs and related DERs in light of the officer's current base salary. The Compensation Committee applies its collective judgment to determine the grants appropriate under the Incentive Plan, with emphasis placed on the anticipated long-term value of the award considering current base salary. As noted above, a larger percentage of Mr. Potts' overall compensation package is comprised of grants of SARs and related DERs reflecting the Compensation Committee's view that compensation for the President should depend heavily on the long-term total return performance of the Company's common stock.

     Section 162(m) of the Internal Revenue Code ("Code") limits deductibility of compensation for the Chief Executive Officer and the additional four executive officers who are the most highly paid and employed at year end to $1 million per year per individual, effective for tax years beginning on or after January 1, 1994. If certain conditions are met, some compensation may be excluded from consideration in computing the $1 million limit. One of such conditions is that a committee composed solely of "outside" directors as defined in the Code be appointed to consider and approve compensation intended to qualify for exclusion from the $1 million limit. Therefore, the Compensation Committee has established a subcommittee satisfying these requirements. The Compensation Committee will review and may ratify the recommendations of such subcommittee. The policy of the Compensation Committee relative to this provision of the Code is to establish and maintain a compensation program which maximizes the creation of long-term stockholder value.

     The Company's Incentive Plan and the Company's Bonus Plan provide for certain executive officers and key employees to meet the conditions necessary for compensation paid pursuant to those plans to be excluded from consideration in computing the $1 million limit. It must be noted, however, that the
Compensation Committee is obligated to the Board of Directors and the stockholders of the Company to recognize and reward performance which increases the value of the Company. Accordingly, the Compensation Committee will continue to exercise discretion in those instances where the mechanistic approaches necessary under tax law considerations would compromise the interests of stockholders.

                                                     Donald B. Vaden, Chairman
                                                     J. Sidney Davenport
                                                     Barry S. Shein







Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee during 1999 were Mr. Davenport, Mr. Leone, Mr. Vaden, and effective as of October 23, 1999, Mr. Shein. During 1999, no interlocking relationship existed between any of the members of the Compensation Committee and the Company.


Certain Relationships and Related Transactions

     During 1999, the Company made a loan to Mr. Potts, as evidenced by a promissory note in the aggregate principal amount of $934,500 with interest accruing on the outstanding balance at the rate of prime plus one-half percent per annum (the "Note"). Mr. Potts directly owns 399,502 shares of common stock of the Company, all of which has been pledged as collateral to secure the Note. As of March 31, 2000, interest on the Note was current and the outstanding balance of the Note was $925,000.


Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely upon a review of all Forms 3, 4 and 5 furnished to the Company with respect to 1999 and representations made to the Company by certain reporting persons, the Company knows of no person that failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 1999.




Total Return Comparison

     The following graph demonstrates a five year comparison of cumulative total returns for Dynex Capital, Inc. ("DX"), the Standard & Poor's 500 Stock Index ("S&P 500"), and the Value Line, Inc. Real Estate Investment Trust Index (the "Peer Group"). The table below assumes $100 was invested at the close of trading on December 31, 1994 in DX common stock, S&P 500, and Peer Group.

                        Comparative Five-Year Total Returns
                               DX, S&P 500, Peer Group
                   (Performance Results through December 31, 1999)
                              [GRAPHIC OMITTED]

                       ------------- -------------- -------------- -------------- -------------- --------------
                           1994          1995           1996           1997           1998           1999
     ----------------- ------------- -------------- -------------- -------------- -------------- --------------
                       ------------- -------------- -------------- -------------- -------------- --------------
     DX                   100.00        205.81         331.97         337.32         128.04          44.56
     ----------------- ------------- -------------- -------------- -------------- -------------- --------------
     ----------------- ------------- -------------- -------------- -------------- -------------- --------------
     S&P 500              100.00        137.50         169.47         226.03         290.22         349.08
     ----------------- ------------- -------------- -------------- -------------- -------------- --------------
     ----------------- ------------- -------------- -------------- -------------- -------------- --------------
     Peer Group           100.00        116.56         162.06         190.24         137.08          16.91
     ----------------- ------------- -------------- -------------- -------------- -------------- --------------


* Cumulative  total return assumes  reinvestment  of dividends.  The source of this  information  is Value Line,  Inc. The factual  material is obtained  from  sources  believed to be reliable,  but Value Line,  Inc. is not  responsible  for any errors or omissions contained herein.



                                                 APPOINTMENT OF AUDITORS

     The Board of Directors has appointed Deloitte & Touche LLP ("Deloitte"), independent certified public accountants, to examine the financial statements of the Company for the year ended December 31, 2000. Stockholders will be asked to approve this appointment at the Annual Meeting. Deloitte has been the Company's independent accountants since July 1998. A representative of Deloitte is expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement and to respond to appropriate questions from stockholders.


     On July 21, 1998, the Audit Committee of the Company approved the appointment of Deloitte as the independent auditors for the year ending December 31, 1998 to replace KPMG Peat Marwick LLP ("KPMG"), who were dismissed as the independent accountants effective with such appointment.

     The reports of the independent public accountants on the Company's consolidated financial statements for each of the two years ended December 31, 1998 and 1997 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the audits of the Company's consolidated financial statements for the three years ended December 31, 1999, 1998 and 1997, there have been no disagreements between the Company and Deloitte or KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Deloitte or KPMG, would have caused them to make reference thereto in their report on the financial statements for such years.

     During the three fiscal years ended December 31, 1999, 1998 and 1997, the Company has not consulted with Deloitte or KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304 (a) (1) (iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304 (a) (1) (v) of Regulation S-K.

     The Board recommends a vote FOR the proposal to approve Deloitte & Touche LLP as the Company's auditors for the year ended December 31, 2000.


                                           VOTES REQUIRED TO ADOPT RESOLUTIONS

     The election of Directors requires a plurality of votes cast at the meeting.

     The following principles of Virginia law apply to the voting of shares of common stock at the meeting. The presence in person or by proxy of stockholders entitled to vote a majority of the outstanding shares of common stock will constitute a quorum. Shares represented by proxy or in person at the meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. An abstention as to any particular matter, however, does not constitute a vote "for" or "against" such matter. "Broker non-votes" (i.e., where a broker or nominee submits a proxy specifically indicating the lack of discretionary authority to vote on a matter) will be treated in the same manner as abstentions.

                                                      OTHER MATTERS

     The management and the Board of Directors of the Company know of no other matters to come before the Annual Meeting other than those stated in the notice of the meeting. However, if any other matters are properly presented to the stockholders for action, it is the intention of the proxy holders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

                                                  STOCKHOLDER PROPOSALS

     Any proposal which a stockholder may desire to present to the 2001 Annual Meeting of Stockholders and to have included in the Company's Proxy Statement must be received in writing by the Secretary of the Company prior to December 31, 2000. Any proposals of Stockholders to be presented at the 2001 Annual Meeting which are delivered to the Company later than February 28, 2001 will be voted by the proxy holders designated for the 2001 Annual Meeting in their discretion.

                                         By the order of the Board of Directors

                                         Thomas H. Potts
                                         President

April 28, 2000